Exhibit 99.1

Onstream Media Corporation Reports Second Quarter Fiscal 2012 Results

-- Reports Record High Revenues and Positive Cash from Operating Activities (before changes in working capital) --

POMPANO BEACH, FL, May 15, 2012 – Onstream Media Corporation (NASDAQ: ONSM), a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology and social media marketing, reported today its financial results for the second quarter of fiscal 2012, the six and three months ended March 31, 2012.

Financial Highlights

•         Revenues for the three months ended March 31, 2012 were approximately $4.7 million, representing a new record high for Onstream Media. Those second quarter revenues, which were 3.7% higher than revenues for the second quarter of fiscal 2011, also represented the seventh consecutive quarter of our revenues exceeding revenues for the corresponding quarter of the previous fiscal year.

•         Revenues for the six months ended March 31, 2012 were approximately $9.2 million, representing a 5.1% increase from the corresponding period of fiscal 2011.

•         Cash flow from operating activities (before changes in current assets and liabilities) for the six months ended March 31, 2012 was approximately $181,000, compared to cash used in operating activities of approximately $44,000 for the six months ended March 31, 2011.

•         Gross margin of approximately $3.1 million for the three months ended March 31, 2012, representing 65.5% of total revenues, was an increase of 3.7% as compared to the year-ago quarter. Gross margin of approximately $6.0 million for the six months ended March 31, 2012, representing 65.6% of total revenues, was an increase of 4.3% versus the comparable year-ago period.

•         Onstream’s net loss for the three months ended March 31, 2012 was approximately $721,000, a 44.2% decrease as compared to a net loss of approximately $1.3 million for the second quarter of fiscal 2011. These losses included non-cash expenses for depreciation and amortization (approximately $358,000 and $367,000, for the three months ended March 31, 2012 and 2011, respectively) as well as other non-cash expenses, which are discussed in more detail below.

•         Onstream’s net loss for the six months ended March 31, 2012 was approximately $1.4 million, a 37.2% decrease as compared to a net loss of approximately $2.2 million for the first six months of fiscal 2011. These losses included non-cash expenses for depreciation and amortization (approximately $715,000 and $753,000, for the six months ended March 31, 2012 and 2011, respectively) as well as other non-cash expenses, which are discussed in more detail below.

Financial Discussion

Our consolidated revenues of approximately $4.7 million for the three months ended March 31, 2012 represented a new record high for Onstream Media. Those revenues represented an increase of $167,000, or 3.7%, over our revenues for the three months ended March 31, 2011, with such increase due to higher sales from the Company's Audio and Web Conferencing Services Group. Those consolidated revenues of approximately $4.7 million for the three months ended March 31, 2012 also represented an increase of $142,000, or 3.2%, over our revenues for the immediately preceding quarter, the three months ended December 31, 2012.

Audio and Web Conferencing Services Group revenues were approximately $2.7 million for the three months ended March 31, 2012, an increase of approximately $392,000, or 16.7%, from the corresponding quarter of the prior fiscal year, This increase resulted from increased audio conferencing revenues in the Infinite division, which division’s revenues of approximately $2,251,000 for the second quarter of fiscal 2012 represented a new record high for that division, surpassing the previous high which was just set in the immediately preceding quarter, the first quarter of fiscal 2012, which in turn was a new record versus the record  set in the fourth quarter of fiscal 2011.

As we announced at the time, the fourth quarter of fiscal 2011 included Infinite’s first month ever in excess of 10 million minutes. We are now pleased to announce that all three months in the second quarter of fiscal 2012 were in excess of 10 million minutes, with one month in excess of 11 million minutes.

Digital Media Services Group revenues were approximately $1.9 million for the three months ended March 31, 2012, a decrease of approximately $225,000, or 10.5%, from the corresponding period of the prior fiscal year, primarily due to decreases in DMSP and hosting revenues as well as webcasting division revenues.

Onstream’s second quarter fiscal 2012 net loss of approximately $721,000, or $(0.06) per share, was based on approximately 12.0 million weighted average shares outstanding and represented a 44.2% decrease from the second quarter fiscal 2011 net loss of approximately $1.3 million, or $(0.14) per share, which was based on approximately 9.5 million weighted average shares outstanding.

Onstream’s net loss of approximately $1.4 million for the six months ended March 31, 2012 included approximately $1.6 million of non-cash items (non-cash expenses, net of non-cash income), resulting in approximately $181,000 positive cash flow from operating activities (before changes in current assets and liabilities) for that period. The primary non-cash expenses included in that net loss were depreciation and amortization and certain items (employee compensation, professional fees and interest) paid with equity.  The $181,000 positive cash flow from operating activities (before changes in current assets and liabilities) for the six months ended March 31, 2012 represented an improvement of approximately $225,000, as compared to cash used  in operating activities of approximately $44,000 in the corresponding period of the previous fiscal year.  Cash flow from operating activities (before changes in current assets and liabilities) was positive for both the first and second quarters of fiscal 2012.

Onstream’s consolidated revenues were approximately $9.2 million for the six months ended March 31, 2012 representing an increase of $444,000, or 5.1%, over our revenues for the six months ended March 31, 2011. This increase was due to higher sales from the Company's Audio and Web Conferencing Services Group, and in particular the Infinite division.

Onstream’s net loss of approximately $1.4 million, or $(0.12) per share, for the first six months of fiscal 2012 was based on approximately 11.9 million weighted average shares outstanding and represented a 37.2% decrease from the net loss for the first six months of fiscal 2011 of approximately $2.2 million, or $(0.24) per share, which was based on approximately 9.1 million weighted average shares outstanding.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, stated, “We are pleased to report new revenue records for the most recently completed fiscal quarter, continuing such records achieved over our past six quarters. We were also pleased to continue to report positive cash flow from operating activities (before changes in current assets and liabilities) for the first six months of this fiscal year, continuing the pace set in fiscal 2011 when we reported our first full fiscal year having positive cash provided by operating activities (before changes in current assets and liabilities). Looking forward to the remainder of fiscal 2012, we believe that our core businesses, including conferencing and webcasting, are well positioned to continue to drive our revenue growth.”

Mr. Selman added, “Although we have seen a recent decline in webcasting revenues, we believe that the future of this division will be favorably impacted by the comprehensive update to our webcasting platform which we expect to release on July 1, 2012. In addition, we recently implemented a new MarketPlace365 (MP365) pricing model that establishes MP365 as a value-added platform to assist the customer in using our webcasting services and more particularly, our webinar services. This new MP365 pricing model enables the show organizer to sell inexpensively or give away the exhibitor booths and instead charge for the webinars as a lead generation tool.”

Teleconference

Management will hold a conference call on Wednesday, May 16, 2012 at 4:30 p.m. ET to discuss our financial results for the six and three months ended March 31, 2012, as well as provide an outlook for the remainder of fiscal 2012. Management discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=87123 or by calling 1-888-645-4404 or 201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=87123.

About Onstream Media

Onstream Media Corporation (NASDAQ:ONSM) is a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology and social media marketing. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The company's MarketPlace365® solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost effectively self deploy their own online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, BT Conferencing, Qwest and Trade Show News Network (TSNN). For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Media Relations:	Investor Relations:
Chris Faust	Jeff Ramson
FastLane Communications	ProActive Newsroom
973-582-3498	212-792-4321
cfaust@fast-lane.net	jramson@proactivecrg.com

Financial Tables Follow

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six months ended March 31,		Three months ended March 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
REVENUE:
Audio and web conferencing	$ 4,262,637	$ 3,650,516	$ 2,250,936	$ 1,841,056
Webcasting	2,938,070	3,008,570	1,438,116	1,553,733
DMSP and hosting	921,554	1,058,153	448,597	569,344
Network usage	949,115	947,110	469,670	481,990
Other	99,078	62,233	49,018	43,206
Total revenue	9,170,454	8,726,582	4,656,337	4,489,329

COSTS OF REVENUE:
Audio and web conferencing	1,323,744	1,167,300	678,233	567,193
Webcasting	869,559	793,973	437,562	434,696
DMSP and hosting	461,734	516,600	221,940	295,095
Network usage	463,571	428,485	247,226	219,779
Other	34,735	53,937	21,294	32,298
Total costs of revenue	3,153,343	2,960,295	1,606,255	1,549,061

GROSS MARGIN	6,017,111	5,766,287	3,050,082	2,940,268

OPERATING EXPENSES:
General and administrative:
Compensation	4,106,269	4,396,456	2,110,393	2,285,947
Professional fees	1,146,523	1,009,863	540,288	467,938
Other	1,082,436	1,057,583	560,701	526,769
Depreciation and amortization	714,622	753,438	358,114	367,241
Total operating expenses	7,049,850	7,217,340	3,569,496	3,647,895

Loss from operations	(1,032,739)	(1,451,053)	(519,414)	(707,627)

OTHER EXPENSE, NET:
Interest expense	(385,197)	(543,852)	(202,349)	(243,512)
Gain (loss) from adjustment of derivative liability to fair value	14,951	(202,006)	(8,100)	(340,667)
Other income, net	29,553	8,669	9,269	1,257

Total other expense, net	(340,693)	(737,189)	(201,180)	(582,922)

Net loss	$ (1,373,432)	$ (2,188,242)	$ (720,594)	$ (1,290,549)

Loss per share – basic and diluted:

Net loss per share	$ (0.12)	$ (0.24)	$ (0.06)	$ (0.14)
Weighted average shares of common stock outstanding – basic and diluted	11,924,999	9,118,201	11,998,381	9,502,669

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2012 (unaudited)	September 30, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 335,961	$ 290,865
Accounts receivable, net of allowance for doubtful accounts	2,529,567	2,453,390
Prepaid expenses	437,260	580,185
Inventories and other current assets	143,098	139,099
Total current assets	3,445,886	3,463,539
PROPERTY AND EQUIPMENT, net	2,676,907	2,714,676
INTANGIBLE ASSETS, net	534,282	785,927
GOODWILL, net	10,696,948	10,696,948
OTHER NON-CURRENT ASSETS	104,263	104,274
Total assets	$ 17,458,286	$ 17,765,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 1,690,984	$ 1,573,703
Accrued liabilities	1,429,391	1,193,473
Amounts due to directors and officers	561,772	396,392
Deferred revenue	77,174	96,437
Notes and leases payable – current portion, net of discount	1,708,181	1,533,966
Convertible debentures, net of discount	373,256	407,790
Total current liabilities	5,840,758	5,201,761
Notes and leases payable, net of current portion	6,790	11,962
Convertible debentures, net of discount	950,097	1,031,870
Detachable warrants, associated with sale of common shares and Series A-14 Preferred	173,260	188,211
Total liabilities	6,970,905	6,433,804

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, 17,500 and 35,000 issued and outstanding,respectively	2	3
Series A-14 Convertible Preferred stock, par value $.0001 per share, authorized 420,000 shares, 420,000 issued and outstanding	42	42
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 12,294,909 and 11,779,521 issued and outstanding, respectively	1,229	1,177
Additional paid-in capital	140,824,741	140,291,514
Unamortized discount	(71,851)	(146,418)
Accumulated deficit	(130,266,782)	(128,814,758)
Total stockholders’ equity	10,487,381	11,331,560
Total liabilities and stockholders’ equity	$ 17,458,286	$ 17,765,364

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